                                                                    EXHIBIT 99.1

             CONCEPTUS REPORTS FIRST QUARTER 2004 FINANCIAL RESULTS


SAN CARLOS, CALIF. (APRIL 22, 2004) - CONCEPTUS, INC. (NASDAQ: CPTS), developer of the non-incisional permanent birth control procedure Essure(R), today reported financial results for the three months ended March 31, 2004. Highlights of the Company's recent progress includes:

- Adds 177 physicians into preceptorship on the Essure procedure, bringing the total number of active doctors in preceptorship or signed off to 969 at March 31, 2004

- Receives positive reimbursement decisions for Essure from private insurers with an additional 9 million covered lives in the U.S. bringing the total to 134 million covered lives as of March 31, 2004

- American Medical Association CPT Editorial Panel agrees to establish Category 1 CPT code for Essure

- Committee for Medicare and Medicaid Services establishes temporary HCPCS code for Essure

- Planned Parenthood Federation of America approves Essure for use in qualified Planned Parenthood Affiliates across the U.S.

- Receives U.S. Food and Drug Administration (FDA) approval to manufacture Essure at lower-cost site in Mexico

-     Completes $25.5 million private placement financing

Net sales for the first quarter of 2004 were $2.4 million, comparable to net sales of $2.3 million in the fourth quarter of 2003 and up significantly over net sales of $1.2 million in the first quarter of 2003. The increase in net sales in the first quarter of 2004 compared with the same period in the prior year is attributable to increased commercial sales of Essure in the United States.

Conceptus reported a gross profit for the three months ended March 31, 2004 of $311,000 representing a gross margin of 13%. This compares with a gross profit of $442,000 in the fourth quarter of 2003, representing a gross margin of 20%, and with a gross profit of $4,000 for the first quarter of 2003 representing a negligible gross margin. The decline in gross profit margin from the fourth quarter of 2003 to the first quarter of 2004 is related to transition costs associated with the Company's outsourcing of production to Mexico.

Research and development expenses were $1.3 million for the first quarter of 2004, compared with $1.3 million in the fourth quarter of 2003 and $1.6 million in the first quarter of 2003. The year-over-year decline was the result of decreased clinical and regulatory affairs expenses following FDA approval in November 2002 of the Company's Pre-market Approval application for Essure.

Selling, general and administrative expenses were $6.2 million for the first quarter of 2004, compared with $8.4 million in the fourth quarter of 2003 and $9.6 million in the first quarter of 2003. The decrease between the first quarter of 2004 and fourth quarter of 2003 reflects lower expenses related to the previously reported spin-off of the Company's subsidiary in France, lower legal fees and lower personnel costs on headcount reductions. Expenditures in the first quarter of 2003 were higher than in the first quarter of 2004 due to the U.S. market launch for the Essure product beginning in November 2002, and to the Company's substantially different approach to training physicians at that time.

The net loss for the first quarter of 2004 narrowed to $7.1 million, or $0.31 per share. This compares with a net loss of $9.0 million, or $0.41 per share, in the fourth quarter of 2003, and a net loss of $11.0 million, or $0.52 per share, in the prior year's first quarter.

Cash, cash equivalents, short-term investments and restricted cash were $48.2 million as of March 31, 2004, compared with $30.9 million as of December 31, 2003 and $59.6 million as of March 31, 2003. The increase in the Company's cash position as compared with December 31, 2003 reflects proceeds from the $25.5 million private equity financing completed in February 2004. For the quarter the Company used $7.3 million in cash for operations compared to an average cash usage for operations of $10.2 million per quarter during 2003.

"Our first quarter results were on plan from operational and financial perspectives, and we are proud of our many accomplishments since the start of the year," said Mark Sieczkarek, president and chief executive officer of Conceptus. "Most importantly we continue to make strides in reimbursement, adding coverage decisions and improving the payment environment for our doctors. News that we should have our Category 1 CPT code in place at the beginning of 2005 not only reflects the strong support in the medical community for Essure but will give physicians confidence that there is light at the end of the tunnel on reimbursement."

"We are continuing our focus on key reimbursement coverage decisions, training physicians on Essure, and increasing utilization among existing physicians. With a carefully controlled cash burn and the additional funding we received, we are implementing marketing and training programs to drive our business forward," Mr. Sieczkarek continued.

Conceptus has scheduled an investor conference call to discuss this announcement beginning at 4:30 p.m. Eastern Time today. Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's Website, www.conceptus.com. A replay will be available on the Website for 14 days.

ABOUT ESSURE

The Essure procedure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. A woman is expected to return home about 45 minutes after the procedure is completed. There is a three-month waiting period after the procedure during which women must use another form of birth control. Essure is 99.8% effective after two years of follow-up. Like all birth control methods, Essure is not expected to be 100 percent effective

ABOUT CONCEPTUS

Conceptus manufactures and markets Essure, which is designed to provide a non-incisional alternative to tubal ligation, which is the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by tubal ligation and vasectomy, which combined account for over 1 million procedures annually in the United States.

Additional information about the Essure procedure is available at www.Essure.com or by calling the Essure Information line at 1-877-ESSURE1. Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Clinical efficacy of and market demand for our product and receipt of permanent reimbursement codes, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company's control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company's control, such as decisions by insurance companies, delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company's most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.

                               (Tables to follow)

                                 CONCEPTUS, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    THREE MONTHS ENDED
                                                        MARCH 31,
                                                  ---------------------
                                                    2004         2003
                                                  -------      --------
Net sales                                         $ 2,381      $  1,154

Cost of goods sold                                  2,070         1,150
                                                  -------      --------

Gross profit                                          311             4

Operating expenses:

 Research and development                           1,299         1,611
 Selling, general and administrative                6,174         9,618
                                                  -------      --------

Total operating expenses                            7,473        11,229
                                                  -------      --------

Operating loss                                     (7,162)      (11,225)

Interest and other income, net                         34           200
                                                  -------      --------

Net loss                                          $(7,128)     $(11,025)
                                                  =======      ========

Basic and diluted net loss per share              $ (0.31)     $  (0.52)
                                                  =======      ========

Weighted-average shares used in computing
 basic and diluted net loss per share              23,099        21,383
                                                  =======      ========


                                     -more-

                                 CONCEPTUS, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (UNAUDITED, IN THOUSANDS)

                                                    MARCH 31,      DECEMBER 31,
                                                      2004             2003
                                                    ---------      -----------
Cash, cash equivalents, short-term investments
 and restricted cash                                $  48,219       $  30,863

Accounts receivable, net                                1,579           1,582

Inventories, net                                        1,920           2,682

Other current assets                                    1,219             504
                                                    ---------       ---------
Total current assets                                   52,937          35,631

Property and equipment, net                             1,778           2,031

Intangible assets, net                                  1,900           1,950

Other assets                                            2,169           2,238
                                                    ---------       ---------
Total assets                                        $  58,785       $  41,850
                                                    =========       =========


Total liabilities                                       6,236           8,113
                                                    ---------       ---------
Common stock and additional paid-in capital           216,911         190,971

Accumulated other comprehensive income                     26              26

Accumulated deficit                                  (164,388)       (157,260)
                                                    ---------       ---------
Total stockholders' equity                             52,549          33,737
                                                    ---------       ---------
Total liabilities and stockholders' equity          $  58,785       $  41,850
                                                    =========       =========